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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

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BRISTOW GROUP INC.

(Name of Registrant as Specified In Its Charter)

GLOBAL VALUE INVESTMENT CORP.

STEN L. GUSTAFSON

JONATHAN A. MERETSKY

ANTHONY J. GRAY

JEFFREY R. GEYGAN

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On December 19, 2018, Global Value Investment Corp. sent the following letter:

* * *	December 19, 2018

BY UNITED PARCEL SERVICE DELIVERY AND ELECTRONIC MAIL

Bristow Group Inc.

2103 City West Blvd., 4th Floor

Houston, Texas 77042

Attention: Thomas C. Knudson, Chairman

Re:	Unacceptable Shareholder Dilution for Acquisition of Columbia Helicopters,

Inc. and Request for Modification or Termination of the Transaction

Dear Mr. Knudson:

Global Value Investment Corp. (GVIC) is a value-oriented investment research and advisory firm located in Mequon, Wisconsin. GVIC, on behalf of its clients, has maintained a long equity position in Bristow Group Inc. (“Bristow”) since June 30, 2017. Employing a long-term, value-oriented investment discipline, GVIC is a patient investor willing to work with company management to improve operations with an expectation that its efforts will translate into superior shareholder returns.

On November 9, 2018, Bristow announced an agreement to acquire Columbia Helicopters, Inc. (“Columbia”) for $560 million, equating to 4.8x Columbia’s adjusted EBITDA over the past twelve months (the “Acquisition”). GVIC agrees with the industrial logic of this transaction, which is consistent with Bristow’s ongoing diversification efforts.

Concurrently, Bristow announced that the Acquisition would be funded with a combination of debt, convertible debt, newly-issued common stock, and cash.

The common stock to be issued to shareholders of Columbia (“Stock Consideration”) in connection with the Acquisition is subject to a stock consideration cap of the lesser of (a) $67,000,000 divided by the volume-weighted average price during the five consecutive trading days following the announcement of the Acquisition, or (b) 17.31% of the issued and outstanding shares of Bristow immediately prior to the closing of the acquisition. GVIC estimates that 6,196,665 shares of common stock will be issued for Stock Consideration.

The convertible debt issued in connection with the Acquisition was originally announced on November 9, 2018 and further clarified in subsequent filings with the U.S. Securities and Exchange Commission. $135 million of 7.0% convertible senior secured notes due 2024 (“Convertible Notes”) will be issued in a private placement transaction. As announced on November 9, 2018, the initial conversion rate for the Convertible Notes was to be established based on volume-weighted average price measurement on the three trading days following the receipt of required consent from holders of Bristow’s 8.75% Senior Secured Notes due 2023 (“VWAP Measurement Period”). The VWAP Measurement Period began on Friday, November 23, 2018 and ended on Tuesday, November 27, 2018.

During the VWAP Measurement Period, 12,972,797 shares of Bristow’s common stock were traded, representing approximately 36.2% of Bristow’s common stock outstanding. On November 27, 2018, the last day of the VWAP Measurement Period, Bristow’s common stock closed at $4.12. As a result of the unusual trading volume and rapid price deterioration during the VWAP Measurement Period, the Convertible Notes bear a conversion ratio of 194.6934 shares of common stock per $1000 of principal. GVIC estimates that 26,283,609 shares of common stock will potentially be issued in connection with the Convertible Notes.

On November 2, 2018, Bristow reported that 35,798,185 shares of common stock were outstanding. GVIC estimates that up to 32,480,274 shares of common stock will potentially be issued in order to consummate the Acquisition. This represents dilution of 90.7%.

GVIC strenuously objects to such dilution and believes that any benefits resulting from the Acquisition would be greatly outweighed by this dilution.

Bristow’s common stock closed at $10.04 on November 8, 2018, the day before the Acquisition was announced. Over the past year, Bristow’s common stock has closed as high as $18.72 (March 17, 2018); over the past three years, Bristow’s common stock has closed as high as $26.90 (December 23, 2015); over the past five years, Bristow’s common stock has closed as high as $80.62 (June 30, 2014).

As of September 30, 2018, Bristow’s book value per share was $27.04 and Bristow’s tangible book value per share was $26.52 (after a recent impairment of approximately $117 million).

GVIC acknowledges that Bristow’s business, because of its reliance on offshore oil and gas exploration and production, is cyclical. Issuing stock at $7.42 per share (for the Stock Consideration) and $5.14 per share (for the Convertible Notes) during the trough period of a cyclical downturn is completely unacceptable, especially considering historical stock price levels and the current book value of Bristow’s common stock.

Bristow’s investor presentation dated November 9, 2018, projects TTM adjusted EBITDA for both Bristow as a standalone company and on a pro-forma basis for the post-Acquisition combined company for the fiscal year ended March 31, 2019. These forecasts are presented in a table on the following page, along with Bristow’s historical TTM adjusted EBITDA and per-share calculations.

If TTM adjusted EBITDA is indeed the most appropriate measure of shareholder value creation, then the Acquisition is, relative to Bristow’s projected FY 2019 TTM adjusted EBITDA as a standalone entity, marginally accretive. However, compared to Bristow’s historical TTM adjusted EBITDA per share, the combined company pro-forma TTM adjusted EBITDA is underwhelming.

Measurement Period	TTM Adjusted EBITDA	Shares Outstanding		TTM Adjusted EBITDA/Share
High Value (3/31/2015)	$474.97	35.419		$13.41
Low Value (9/30/2017)	$(29.05)	35.198		$(0.83)
Trailing Four Quarters*	$77.83	35.514		$2.19
Trailing 12 Quarters*	$184.90	35.266		$5.24
Trailing 20 Quarters*	$292.72	35.397		$8.27
6/30/2013 – 3/31/2016*	$444.40	35.692		$12.45
FY 2019 Estimate – Bristow as Standalone Entity	$80 - $110	35.798		$2.23 - $3.07
FY 2019 Estimate – Combined Company Pro-Forma	$205 - $240	68.278	**	$3.00 - $3.52

*	Average TTM adjusted EBITDA for each quarter in period. **GVIC estimate.

The most unsettling aspect of the Acquisition is the failure of the Board of Directors (the “Board”) to adequately protect shareholders from the risk of severe dilution.

The use of a measurement period beginning after the announcement of the Acquisition in order the determine the number of shares to be issued as Stock Consideration is perplexing as both Bristow and Columbia are sophisticated commercial parties. Agreement on the number of shares that constitute fair consideration could have been reached well in advance of the announcement of the Acquisition.

Even more alarming are the exceptionally disadvantageous terms of the Convertible Notes, particularly the timing of the VWAP Measurement Period and the high likelihood that the note purchasers might engage in hedging transactions that would materially affect the price of Bristow’s common stock and increase the already objectionable dilution associated with this instrument. The absence of any mechanism to protect shareholders against gross dilution is bewildering; the opportunity and motive for share price manipulation were obvious. GVIC is shocked that Bristow, which has shown tact in managing its debt capitalization in the past, found it necessary to expose shareholders to the possibility of such gross dilution for merely $135 million in capital when obvious alternative sources of capital were (and are still) available.

The decision of the management team to agree to such financing and the poor oversight of the Board that allowed management to engage in such transactions displays a glaring lack of prudence, for which shareholders will pay dearly if the Acquisition is allowed to proceed without modification to the proposed financing.

GVIC firmly believes that the combination of Bristow and Columbia is logical from an industrial standpoint; it furthers the long-standing intent of Bristow to leverage its reputation as a preeminent provider of industrial aviation services and expertise in providing such services to diversify its business by addressing a wider variety of end markets. However, the financial terms on which this combination has been proposed are illogical and unacceptable to GVIC. The performance of Bristow’s common stock, which closed at $2.54 on December 19, 2018, representing a 74.7% decrease from the November 8, 2018 closing price, suggests that other shareholders share this view.

Several alternative sources of financing are available; GVIC previously presented these to management and the Chairman of the Board in a private letter dated November 29, 2018. These alternatives include Bristow’s balance sheet cash and equivalents of $258.9 million (as of November 2, 2018), $1.9 billion of net property and equipment (much of which is marketable), or the undrawn revolving credit facility ($75 million expandable to $100 million). A rights offering or alternative debt financing on favorable terms are also sensible. To be clear, GVIC is not entirely opposed to the issuance of common stock as a component to the financing of an acquisition; however, this should be done on terms agreeable to both parties to any transaction and at a price reflective of the underlying value of the combined enterprise, not a price subject to market vicissitudes.

The Board should refuse to complete the transaction with the financing that has been arranged. After careful review of the publicly available documentation concerning the Acquisition, GVIC believes that Bristow is able to, either unilaterally or by mutual consent of the parties to the Acquisition, terminate the transaction. In the case of a unilateral termination, the incurrence of a $20 million termination fee would be regrettable, although far more favorable than gross dilution. Additional costs, including those associated with a failure to issue the Convertible Notes, are nominal.

After speaking to several of Bristow’s shareholders, GVIC believes that the Board would find widespread support for terminating the Acquisition as it has been proposed. Should the Board insist on completing the Acquisition without significant modification to the proposed financing, the Board should be prepared for shareholders to seek the replacement of current directors with representatives more aligned with shareholders’ long-term interests.

GVIC is prepared to take all actions that it deems necessary to ensure that Bristow is properly managed and that shareholders’ interests are fully considered and protected. GVIC welcomes constructive dialogue to this effect.

Respectfully submitted,

/s/ Jeffrey R. Geygan
Jeffrey R. Geygan
President and CEO